Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Annual Increases to Net Income and EBITDA; Declares Quarterly Cash Distribution of $0.40 Per Unit; and Provides Initial 2020 Guidance

TULSA, OKLAHOMA, January 27, 2020 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the year and quarter ended December 31, 2019 (the "2019 Year" and "2019 Quarter", respectively).

For the 2019 Year, net income attributable to ARLP increased 8.9% to $399.4 million, or $3.07 per basic and diluted limited partner unit, compared to $366.6 million, or $2.74 per basic and diluted limited partner unit, for the year ended December 31, 2018 (the "2018 Year").  The increase in net income resulted from a $170.0 million non-cash net gain related to the AllDale Acquisition, the addition of oil & gas royalty revenues and lower operating expenses in the 2019 Year, partially offset by decreased coal sales revenues and increased depreciation in the 2019 Year as well as an $80.0 million net gain on settlement of litigation in the 2018 Year.  EBITDA increased 9.7% in the 2019 Year to $753.8 million compared to $686.9 million in the 2018 Year.  Adjusted EBITDA decreased 7.5% to $599.0 million in the 2019 Year, compared to $647.4 million for the 2018 Year.  (Unless otherwise noted, all references in this release to "net income" refer to "net income attributable to ARLP."  For a definition of EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

For the 2019 Quarter, total revenues were $453.3 million compared to $531.8 million for the quarter ended December 31, 2018 (the "2018 Quarter"), primarily due to lower coal sales revenues resulting from reduced coal sales volumes and prices, partially offset by the addition of oil & gas royalty revenues in the 2019 Quarter.  Lower total revenues, partially offset by lower total operating expenses, pushed net income attributable to ARLP for the 2019 Quarter down to $25.8 million, or $0.20 per basic and diluted limited partner unit, compared to $50.8 million, or $0.38 per basic and diluted limited partner unit, for the 2018 Quarter.  EBITDA and Adjusted EBITDA in the 2019 Quarter of $126.2 million were lower compared to EBITDA and Adjusted EBITDA in the 2018 Quarter of $136.4 million and $176.8 million, respectively.

ARLP also announced today that the Board of Directors of its general partner has decreased the quarterly cash distribution to unitholders for the 2019 Quarter to $0.40 per unit (an annualized rate of $1.60 per unit), payable on February 14, 2020 to all unitholders of record as of the close of trading on February 7, 2020.  The announced distribution compares to quarterly unitholder distributions of

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$0.53 per unit declared for the 2018 Quarter and $0.54 per unit declared for the quarter ended September 30, 2019 (the "Sequential Quarter").

Commenting on ARLP’s performance for the year, Joseph W. Craft III, Chairman, President and Chief Executive Officer, said, "Following a year where we grew our coal production by 7.1%, delivered record coal sales volumes, improved coal sales price realizations and posted higher year-over-year revenues, net income and EBITDA,  we entered 2019 anticipating a continuation of the favorable domestic and international coal market fundamentals that led to our success in 2018.  After posting solid results in the first quarter of 2019, recording 15% growth in total revenues over the first quarter of 2018, the international thermal indexes began to move lower.  Unfortunately, the price for thermal coal in the international marketplace continued to deteriorate throughout the year, dropping significantly since the beginning of 2019.  As a result, export volumes shrank and the industry soon faced a growing oversupply in the domestic market.  ARLP proactively responded by modifying our operations to shift production to our lowest-cost mines, reducing total volumes, adjusting our coal sales mix to increase domestic market share in the face of weak export pricing and delivered solid results for the year despite extremely challenging coal market conditions."

Mr. Craft added, "ARLP made tremendous progress in diversifying our business through growth in our oil & gas minerals segment.  During 2019, we invested approximately $320.0 million in the segment and transitioned to active participation in the industry with direct ownership of over 55,000 net royalty acres in premier basins.  The cash flow generated by these assets has become a meaningful contributor to ARLP’s performance, representing approximately 7.0% of our consolidated Segment Adjusted EBITDA in 2019.  With senior leadership recently added, we expect this part of our business will play an even greater role in ARLP’s future performance."

Commenting on the distribution, Mr. Craft continued, "ARLP finished the year with a respectable 1.18 distribution coverage ratio. The partnership remains profitable and continues to generate solid cash flows.  As I have advised repeatedly, if our future outlook dictates a change in distributions necessary for ARLP to protect its strong balance sheet to allow us to execute our plans and take advantage of opportunities by preserving liquidity and maintaining access to capital, then our Board will act appropriately.  The decision by our Board to reduce ARLP’s unitholder distribution, while difficult, is a significant, proactive step toward achieving these objectives.  Assuming ARLP can achieve results this year at the midpoint of our guidance, we would finish 2020 with a 1.27 distribution coverage ratio."

Consolidated Financial Results

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Coal Operations –

Reflecting lower coal sales volumes and prices, coal sales revenues for the 2019 Year decreased 4.5% to $1.76 billion, compared to $1.84 billion for the 2018 Year.  Coal sales volumes declined 2.8% to 39.3 million tons due primarily to lower export sales, partially offset by increased coal sales to domestic customers.  Weak coal market conditions also impacted price realizations which declined 1.7% in the 2019 Year to $44.86 per ton sold,

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compared to $45.64 per ton sold during the 2018 Year. Reduced shipments of coal to international markets in the 2019 Year led transportation revenues and expenses lower by 11.5% to $99.5 million.

Compared to the 2018 Year, combined operating expenses and outside coal purchases for our coal operations decreased 1.1% to $1.20 billion, primarily due to lower coal sales volumes offset in part by increased expenses per ton.  On a per ton basis, curtailed coal production volumes in response to reduced exports and increased outside coal purchases led Segment Adjusted EBITDA Expense per ton higher by 1.6% in the 2019 Year to $30.47 per ton, compared to $29.98 per ton in the 2018 Year.

Segment Adjusted EBITDA from our coal operations declined 9.8% to $612.1 million, compared to $678.7 million for the 2018 Year, primarily due to lower coal sales revenues offset in part by lower expenses in the 2019 Year discussed above. (For a definition of Segment Adjusted EBITDA, Segment Adjusted EBITDA Expense and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Minerals –

For the 2019 Year, our mineral interests contributed total revenues of $53.0 million from oil & gas royalties and lease bonuses.  During the 2019 Year, we also recorded a non-cash acquisition gain of $177.0 million to reflect the fair value of the interests in AllDale I and II we already owned at the time of the AllDale Acquisition.  Inclusive of this gain, of which $7.1 million was attributable to noncontrolling interest, our Minerals segment contributed $177.0 million to ARLP’s net income, compared to $21.3 million for the 2018 Year.  Excluding the impact of the acquisition gain, Segment Adjusted EBITDA related to our Minerals segment increased to $47.0 million for the 2019 Year, compared to $21.3 million for the 2018 Year.  (Please see ARLP Press Release dated January 3, 2019 for a full description of the AllDale Acquisition.  Following the AllDale Acquisition, results related to the mineral interests controlled by ARLP are included in our consolidated results while activity related to our limited partner interest in AllDale III continues to be reflected as equity method investment income.)

Compared to the 2018 Year, depreciation, depletion and amortization increased 10.3% to $309.1 million primarily due to depletion from production of our oil & gas royalty interests in the 2019 Year.

In the 2019 Year, we recorded a non-cash asset impairment charge of $15.2 million at our Dotiki mine in the Sequential Quarter as we ceased operations to shift production to our lower cost mines.  In the 2018 Year, we recognized $40.5 million of non-cash impairment charges, comprised of a $34.3 million impairment related to the reduction of the economic life of our Dotiki mine and a $6.2 million impairment as a result of a decrease in the fair value of an option entitling us to lease certain coal reserves in Illinois.

In the 2018 Year, ARLP finalized an agreement with a customer and certain of its affiliates to settle litigation we initiated in 2015.  The settlement agreement provided for a $93.0 million cash payment to ARLP, future conditional coal supply commitments, continued export trans-loading capacity for

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our Appalachian mines and the acquisition of 57 million tons of additional coal reserves near our Tunnel Ridge operation.  A settlement gain of $80.0 million was recorded in the 2018 Year reflecting the cash payment received net of certain costs associated with the gain.

Three Months Ended December 31, 2019 Compared to Three Months Ended December 31, 2018

Coal Operations –

Due to reduced coal sales volumes and prices, coal sales revenues for the 2019 Quarter decreased 16.5% to $405.1 million, compared to $484.9 million for the 2018 Quarter.  Coal sales volumes declined 9.9% to 9.4 million tons in the 2019 Quarter due primarily to lower export sales in addition to production ceasing at our Dotiki mine in the Sequential Quarter, partially offset by increased volumes from our Tunnel Ridge mine.  Coal sales price realizations declined 7.3% in the 2019 Quarter to $42.95 per ton sold, compared to $46.34 per ton sold during the 2018 Quarter due primarily to lower met coal prices and shipments at our Mettiki mine. Operating revenues increased by $5.4 million resulting from a customer buy-out of certain coal contracts at Tunnel Ridge.  Transportation revenues and expenses decreased to $16.6 million in the 2019 Quarter from $36.4 million in the 2018 Quarter, primarily due to reduced coal volumes shipped to international markets.

Compared to the 2018 Quarter, combined operating expenses and outside coal purchases for our coal operations decreased 6.3% to $291.4 million, primarily as a result of lower coal sales volumes.  Segment Adjusted EBITDA Expense per ton increased 3.9% in the 2019 Quarter to $30.92 per ton, compared to $29.75 per ton in the 2018 Quarter, due primarily to the per ton cost impact of curtailed coal production in response to reduced export sales, partially offset by lower coal inventory charges.  Lower coal sales revenues, partially offset by lower expenses caused total Segment Adjusted EBITDA from our coal operations to decline 29.8% to $129.4 million in the 2019 Quarter, compared to $184.2 million for the 2018 Quarter.

Minerals  –

For the 2019 Quarter, our mineral interests contributed total revenues of $15.7 million from oil & gas royalties and lease bonuses.  Including equity income from our AllDale III investment, our Minerals segment contributed Segment Adjusted EBITDA of $14.6 million for the 2019 Quarter, compared to a contribution of $7.3 million in the 2018 Quarter.

Compared to the 2018 Quarter, depreciation, depletion and amortization increased 16.6% to $88.7 million primarily due to depletion from production of our oil & gas royalty interests in the 2019 Quarter.

During the 2018 Quarter, we recorded $40.5 million of non-cash impairment charges due to the uncertain mine life at our Dotiki mine and a decrease in the fair value of an option entitling us to lease certain coal reserves, as discussed above.

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Segment Results and Analysis

			% Change
	2019 Fourth	2018 Fourth	Quarter /	2019 Third	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations

Illinois Basin
Tons sold	6.687	7.981	(16.2)%	6.553	2.0%
Coal sales price per ton (1)	$37.84	$40.26	(6.0)%	$39.11	(3.2)%
Segment Adjusted EBITDA Expense per ton (2)	$26.46	$26.34	0.5%	$26.52	(0.2)%
Segment Adjusted EBITDA (2)	$78.6	$115.8	(32.1)%	$87.8	(10.4)%

Appalachia
Tons sold	2.745	2.483	10.6%	2.767	(0.8)%
Coal sales price per ton (1)	$54.89	$64.03	(14.3)%	$58.66	(6.4)%
Segment Adjusted EBITDA Expense per ton (2)	$40.35	$38.98	3.5%	$39.03	3.4%
Segment Adjusted EBITDA (2)	$48.3	$62.9	(23.2)%	$55.2	(12.4)%

Total Coal
Tons sold	9.432	10.464	(9.9)%	9.320	1.2%
Coal sales price per ton (1)	$42.95	$46.34	(7.3)%	$45.06	(4.7)%
Segment Adjusted EBITDA Expense per ton (2)	$30.92	$29.75	3.9%	$30.75	0.6%
Segment Adjusted EBITDA (2)	$129.4	$184.2	(29.8)%	$144.0	(10.1)%

Minerals (3)
Volume - BOE	0.498	—	n/m	0.433	15.0%
Volume - oil percentage of BOE	45.2%	—	n/m	44.8%	0.9%
Average sales price per BOE (4)	$31.11	$—	n/m	$32.22	(3.4)%
Segment Adjusted EBITDA Expense (2)	$1.70	$—	n/m	$2.52	(32.4)%
Segment Adjusted EBITDA (2), (3)	$14.6	$7.3	98.5%	$12.2	19.4%

Consolidated Total (5)
Total revenues	$453.3	$531.8	(14.8)%	$464.7	(2.5)%
Segment Adjusted EBITDA Expense (2)	$293.4	$311.3	(5.8)%	$289.1	1.5%
Segment Adjusted EBITDA (2)	$143.9	$195.6	(26.4)%	$156.2	(7.8)%

n/m - Percentage change not meaningful.

(1)	Coal sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal (as reflected in the reconciliation table at the end of this release) divided by total tons sold.

(3)

We restructured our reportable segments in the first quarter of 2019 to include our consolidated oil & gas mineral interests held by AllDale I & II and our equity method investment in AllDale Minerals III, LP (collectively with AllDale I & II, the "AllDale Partnerships") in a new Minerals reportable segment.  In August 2019, we acquired additional oil & gas mineral interests through the Wing Acquisition which are also included within the Minerals reportable segment.  The 2018 Quarter includes equity method investment income from the AllDale Partnerships prior to the AllDale Acquisition.

(4)

Average sales price per BOE is defined as royalty revenues excluding lease bonus revenue divided by total barrels of oil equivalent ("BOE").  BOE for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).

(5)	Total reflects consolidated results, which include our other and corporate category and eliminations in addition to the Illinois Basin, Appalachia and Minerals segments highlighted above.

Lower export sales in the 2019 Quarter and the cessation of production at our Dotiki mine in the Sequential Quarter led to a decrease in Illinois Basin sales volumes of 16.2% compared to the 2018 Quarter.  Compared to the Sequential Quarter, coal sales volumes increased by 2.0% in the Illinois Basin due to increased sales at our Gibson South mine, partially offset by the closure of our Dotiki mine.  In Appalachia, strong performance by our Tunnel Ridge longwall operation in the 2019 Quarter led coal sales volumes higher by 10.6% compared to the 2018 Quarter.

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Reduced coal production and increased coal sales volumes during the 2019 Quarter led total coal inventory lower to 1.8 million tons at the end of the 2019 Quarter, a decrease of 0.7 million tons compared to total coal inventory of 2.5 million tons at the end of the Sequential Quarter.  Compared to the 2018 Quarter, total coal inventory increased by 1.2 million tons.  Coal sales price per ton sold in the 2019 Quarter decreased in both regions compared to the 2018 and Sequential Quarters reflecting weakened market conditions.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton in the 2019 Quarter was comparable to both the 2018 and Sequential Quarters.  In Appalachia, Segment Adjusted EBITDA Expense per ton increased 3.5% compared to the 2018 Quarter as a result of lower recoveries and increased labor and workers' compensation expenses per ton at our Mettiki and MC Mining mines, increased longwall move days at our Mettiki and Tunnel Ridge operations and higher purchased coal costs, partially offset by increased recoveries at the Tunnel Ridge mine in the 2019 Quarter.  Segment Adjusted EBITDA Expense per ton in Appalachia was also higher sequentially, increasing 3.4% due to longwall moves at Mettiki and Tunnel Ridge in the 2019 Quarter and reduced production at MC Mining.

Our Minerals segment continued to deliver strong growth in the 2019 Quarter as production from our mineral interests increased 15.0% over the Sequential Quarter.  Segment Adjusted EBITDA also increased, climbing to $14.6 million compared to $7.3 million and $12.2 million in the 2018 and Sequential Quarters, respectively.

Market Update and Outlook

"ARLP anticipates challenging coal market conditions will persist throughout 2020 as low natural gas prices, tepid power demand and elevated stockpiles are likely to keep the industry in an oversupplied position and continue to exert pressure on pricing for the near future," said Mr. Craft.  "As we navigate these challenging and uncertain markets, ARLP will focus on minimizing expenses and reducing capital expenditures so that we can target our coal production to match demand at the lowest possible cost.   While the performance of our coal operations will be impacted in the near term, as reflected in our initial 2020 guidance below, ARLP is well positioned to benefit over the long term.  We continue to believe current market conditions are unsustainable for most of our competitors and will result in meaningful supply rationalization – providing opportunities for ARLP to capture additional domestic market share."

Mr. Craft continued, "Turning to our oil & gas minerals business, ARLP is expecting significant organic growth as development of our existing acreage continues in 2020.  At the midpoint of our initial 2020 estimates, we currently anticipate oil & gas production will increase approximately 52.0% compared to 2019.  Oil & gas royalties revenue and Segment Adjusted EBITDA are also expected to be approximately 56.0% and 62.0% higher, respectively.  This performance should result in the contribution from our minerals business increasing to approximately 13.0% of ARLP’s consolidated Segment Adjusted EBITDA this year and, as we look to expand our existing base by acquiring additional mineral interests, this contribution is expected to grow in the future."

Looking forward, Mr. Craft concluded, "We continue to believe ARLP’s strategically-located, low-cost coal operations will generate solid long-term cash flow and that the contribution from our oil

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& gas minerals will enhance our future performance.  This combination and our strong balance sheet position ARLP with the opportunity to create long-term value for our unitholders and we remain unwavering in our commitment to deliver on this opportunity for all of our stakeholders."

ARLP is providing the following initial full-year guidance for 2020:

2020 Full Year Guidance

Coal

Volumes (Million Short Tons)
Illinois Basin Production	25.5 — 27.3
Appalachia Production	10.0 — 10.2
Total Coal Production	35.5 — 37.5

Illinois Basin Sales Tons	26.8 — 28.6
Appalachia Sales Tons	10.0 — 10.2
Total Sales Tons	36.8 — 38.8

Committed & Priced Sales Tons
2020 — Domestic	28.5
2020 — Export	0.9
2021 — Domestic	18.4
2021 — Exports	—

Per Ton Estimates
Coal Sales Price per ton sold (1)	~ $41.50 — $42.30
Segment Adjusted EBITDA Expense per ton sold (2)	~ $29.75 — $30.05
Segment Adjusted EBITDA per ton sold (2)	~ $12.70 — $13.70

Minerals

Oil (000 Barrels)	1,165 — 1,285
Natural Gas (000 MCF)	4,045 ─ 4,470
Liquids (000 Barrels)	485 ─ 535
Marketing Expenses (% of Revenue)	~5.1%
Production and Ad Valorem Taxes (% of Revenue)	~ 6.1%
Segment Adjusted EBITDA (2) contribution from Minerals (3)	$72.0 — $80.0 million

Consolidated
Revenues (Excluding Transportation Revenues)	$1.65 — $1.77 billion
EBITDA (4)	$465.0 — $540.0 million
Net Income Attributable to ARLP	$81.0 — $159.0 million
Depreciation, depletion and amortization	$319.0 — $340.0 million
Capital Expenditures (5)	$165.0 — $190.0 million

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton excludes Minerals and Segment Adjusted EBITDA per ton excludes Minerals and equity securities income.

(3)

The estimated Segment Adjusted EBITDA contribution from Minerals is subject to a number of factors including estimated drilling activity, oil & gas production volumes and price realizations, each of which is subject to change.

(4)	For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(5)

Capital expenditures in 2020 are primarily related to maintenance capital expenditures for ARLP’s coal operations, including $15.0 - $18.0 million for development of the Excel Mine No. 5.  Considering its current five-year planning horizon, ARLP is

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estimating total average maintenance capital expenditures for its coal operations of approximately $5.04 per ton produced for long-term distribution planning purposes.

A conference call regarding ARLP's 2019 Quarter and Year financial results and 2020 outlook is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10138052.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil & gas mineral interests located in strategic producing regions across the United States.

ARLP currently produces coal from seven mining complexes it operates in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil & gas producing regions in the United States, primarily the Permian, Anadarko, Williston and Appalachian basins.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in domestic and international coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; recent action and the possibility of future action on trade made by United States and foreign governments; the effect of new tariffs and other trade measures; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil & gas prices, which could, among other things, affect our investments in oil & gas mineral interests; our productivity levels and margins earned on our coal sales; decline in or change in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; uncertainties in our ability to generate sufficient cash from operations to maintain our per unit distribution level; uncertainties in our ability to meet guidance, market expectations and internal projections;

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and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 22, 2019 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed on May 6, 2019, August 5, 2019 and November 5, 2019, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Tons Sold	9,432	10,464	39,289	40,421
Tons Produced	8,551	10,196	39,981	40,266
Mineral Interest Volumes (BOE)	498	—	1,611	—

SALES AND OPERATING REVENUES:
Coal sales	$405,111	$484,943	$1,762,442	$1,844,808
Oil & gas royalties	15,481	—	51,735	—
Transportation revenues	16,611	36,371	99,503	112,385
Other revenues	16,135	10,526	48,040	45,664
Total revenues	453,338	531,840	1,961,720	2,002,857

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	286,845	310,870	1,182,100	1,207,713
Transportation expenses	16,611	36,371	99,503	112,385
Outside coal purchases	7,447	24	23,357	1,466
General and administrative	17,779	18,785	72,997	68,298
Depreciation, depletion and amortization	88,675	76,031	309,075	280,225
Settlement gain	—	—	—	(80,000)
Asset impairment	—	40,483	15,190	40,483
Total operating expenses	417,357	482,564	1,702,222	1,630,570

INCOME FROM OPERATIONS	35,981	49,276	259,498	372,287

Interest expense, net	(12,044)	(9,565)	(45,875)	(40,218)
Interest income	58	38	379	159
Equity method investment income	670	7,634	2,203	22,189
Equity securities income	—	4,129	12,906	15,696
Acquisition gain	—	—	177,043	—
Other income (expense)	931	(420)	561	(2,621)
INCOME BEFORE INCOME TAXES	25,596	51,092	406,715	367,492

INCOME TAX EXPENSE (BENEFIT)	(341)	24	(211)	22

NET INCOME	25,937	51,068	406,926	367,470

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(105)	(295)	(7,512)	(866)

NET INCOME ATTRIBUTABLE TO ARLP	$25,832	$50,773	$399,414	$366,604

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$—	$—	$1,560
LIMITED PARTNERS	$25,832	$50,773	$399,414	$365,044

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.20	$0.38	$3.07	$2.74

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,538,211	129,771,010	128,116,670	130,758,169

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,482	$244,150
Trade receivables	161,679	174,914
Other receivables	256	395
Inventories, net	101,305	59,206
Advance royalties, net	1,844	1,274
Prepaid expenses and other assets	18,019	20,747
Total current assets	319,585	500,686
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,684,008	2,925,808
Less accumulated depreciation, depletion and amortization	(1,675,022)	(1,513,450)
Total property, plant and equipment, net	2,008,986	1,412,358
OTHER ASSETS:
Advance royalties, net	52,057	42,923
Equity method investments	28,529	161,309
Equity securities	—	122,094
Goodwill	136,399	136,399
Operating lease right-of-use assets	17,660	—
Other long-term assets	23,478	18,979
Total other assets	258,123	481,704
TOTAL ASSETS	$2,586,694	$2,394,748

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$80,566	$96,397
Accrued taxes other than income taxes	15,768	16,762
Accrued payroll and related expenses	36,575	43,113
Accrued interest	5,664	5,022
Workers' compensation and pneumoconiosis benefits	11,175	11,137
Current finance lease obligations	8,368	46,722
Current operating lease obligations	3,251	—
Other current liabilities	21,062	19,718
Current maturities, long-term debt, net	13,157	92,000
Total current liabilities	195,586	330,871
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	768,194	564,004
Pneumoconiosis benefits	94,389	68,828
Accrued pension benefit	44,858	43,135
Workers' compensation	45,503	41,669
Asset retirement obligations	133,018	127,655
Long-term finance lease obligations	2,224	10,595
Long-term operating lease obligations	14,316	—
Other liabilities	23,182	20,304
Total long-term liabilities	1,125,684	876,190
Total liabilities	1,321,270	1,207,061

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 126,915,597 and 128,095,511 units outstanding, respectively	1,331,482	1,229,268
Accumulated other comprehensive loss	(77,993)	(46,871)
Total ARLP Partners' Capital	1,253,489	1,182,397
Noncontrolling interest	11,935	5,290
Total Partners' Capital	1,265,424	1,187,687
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,586,694	$2,394,748

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:	$514,895	$694,345

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(305,858)	(233,480)
Decrease in accounts payable and accrued liabilities	(81)	(1,051)
Proceeds from sale of property, plant and equipment	1,266	2,409
Contributions to equity method investments	—	(15,600)
Distributions received from investments in excess of cumulative earnings	2,501	2,473
Payments for acquisitions of businesses, net of cash acquired	(320,232)	—
Cash received from redemption of equity securities	134,288	—
Net cash used in investing activities	(488,116)	(245,249)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	184,500	304,600
Payments under securitization facility	(202,700)	(285,000)
Proceeds from equipment financings	63,086	—
Payments on equipment financings	(2,607)	—
Borrowings under revolving credit facilities	400,000	245,000
Payments under revolving credit facilities	(320,000)	(100,000)
Payments on finance lease obligations	(46,725)	(29,353)
Payments for purchases of units under unit repurchase program	(22,892)	(70,604)
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(7,817)	(2,081)
Cash contribution by General Partner	—	41
Cash contribution by affiliated entity	—	2,142
Cash obtained in Simplification Transactions	—	1,139
Distributions paid to Partners	(278,425)	(275,902)
Other	(867)	(1,684)
Net cash used in financing activities	(234,447)	(211,702)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(207,668)	237,394

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	244,150	6,756

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$36,482	$244,150

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Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as settlement gains, asset impairments and acquisition gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended		Year Ended		Three Months Ended	Year Ended
	December 31,		December 31,		September 30,	December 31,
	2019	2018	2019	2018	2019	2020E Midpoint

Net income attributable to ARLP	$25,832	$50,773	$399,414	$366,604	$39,084	$120,000
Depreciation, depletion and amortization	88,675	76,031	309,075	280,225	72,348	329,500
Interest expense, net	12,407	9,942	46,707	41,365	11,904	54,600
Capitalized interest	(421)	(415)	(1,211)	(1,306)	(298)	(1,700)
Income tax expense (benefit)	(341)	24	(211)	22	50	100
EBITDA	126,152	136,355	753,774	686,910	123,088	502,500
Settlement gain	—	—	—	(80,000)	—	—
Asset impairment	—	40,483	15,190	40,483	15,190	—
Acquisition gain	—	—	(177,043)	—	—	—
Acquisition gain attributable to noncontrolling interest	—	—	7,083	—	—	—
Adjusted EBITDA	126,152	176,838	599,004	647,393	138,278	502,500
Interest expense, net	(12,407)	(9,942)	(46,707)	(41,365)	(11,904)	(54,600)
Income tax (expense) benefit	341	(24)	211	(22)	(50)	(100)
Estimated maintenance capital expenditures (1)	(47,629)	(48,126)	(222,694)	(190,056)	(56,095)	(184,000)
Distributable Cash Flow	$66,457	$118,746	$329,814	$415,950	$70,229	$263,800
Distributions paid to partners	$69,772	$69,220	$278,425	$275,902	$70,153	$207,000
Distribution Coverage Ratio	0.95	1.72	1.18	1.51	1.00	1.27

(1)

Our maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2020 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.04 per ton produced compared to the estimated $5.57 per ton produced in 2019. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Segment Adjusted EBITDA Expense – Coal excludes expenses of our Minerals segment.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

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	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2019	2018	2019	2018	2019

Operating expense	$286,845	$310,870	$1,182,100	$1,207,713	$278,254
Outside coal purchases	7,447	24	23,357	1,466	10,599
Other (income) expense	(931)	420	(561)	2,621	228
Segment Adjusted EBITDA Expense	293,361	311,314	1,204,896	1,211,800	289,081
Minerals expenses	(1,702)	—	(7,811)	—	(2,517)
Segment Adjusted EBITDA Expense - Coal	$291,659	$311,314	$1,197,085	$1,211,800	$286,564
Divided by tons sold	9,432	10,464	39,289	40,421	9,320
Segment Adjusted EBITDA Expense per ton	$30.92	$29.75	$30.47	$29.98	$30.75

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, settlement gain, asset impairment and acquisition gain.  Segment Adjusted EBITDA – Coal excludes the contribution of our Minerals segment and equity securities income to allow management to focus solely on the operating performance of our coal segments.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2019	2018	2019	2018	2019

Adjusted EBITDA (See reconciliation to GAAP above)	$126,152	$176,838	$599,004	$647,393	$138,278
General and administrative	17,779	18,785	72,997	68,298	17,885
Segment Adjusted EBITDA	143,931	195,623	672,001	715,691	156,163
Minerals segment	(14,565)	(7,339)	(46,997)	(21,323)	(12,202)
Equity securities income	—	(4,129)	(12,906)	(15,696)	—
Segment Adjusted EBITDA – Coal	$129,366	$184,155	$612,098	$678,672	$143,961
Divided by tons sold	9,432	10,464	39,289	40,421	9,320
Segment Adjusted EBITDA per ton	$13.72	$17.60	$15.58	$16.79	$15.45

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